EXHIBIT 99

SAKS INCORPORATED ANNOUNCES INCREASE IN FOURTH

QUARTER AND YEAR-END EARNINGS

— Management Also Provides Outlook for 2003 —

Contact:	Julia Bentley
(865) 981-6243
www.saksincorporated.com

Birmingham, Alabama (March 5, 2003)—Retailer Saks Incorporated (NYSE: SKS) (“Saks” or the “Company”) today announced results for the fourth quarter and year ended February 1, 2003 and commented on its outlook for 2003.

The Company operates two business segments, Saks Department Store Group (“SDSG”) and Saks Fifth Avenue Enterprises (“SFAE”). SDSG consists of the Company’s department stores under the following nameplates: Parisian, Proffitt’s, McRae’s, Younkers, Herberger’s, Carson Pirie Scott, Bergner’s, and Boston Store. SFAE is comprised of Saks Fifth Avenue and Saks Off 5th.

Earnings Overview

In order to provide operating results in a manner that management believes represents a basis that permits better comparability, the Company is disclosing results of operations prior to certain items in addition to results determined in accordance with generally accepted accounting principles.

For the fourth quarter, the Company recorded a 17% improvement in income (prior to certain items outlined below) over last year. Income before certain items was $84.4 million, or $.58 per share, for the fourth quarter ended February 1, 2003, compared to income on the same basis of $72.2 million, or $.50 per share, last year. For the year ended February 1, 2003, the Company recorded income (prior to certain items) of $90.4 million, or $.62 per share, compared to last year’s income on the same basis of $23.9 million, or $.17 per share.

For the fourth quarter, the Company recorded a 26% improvement in net income (after recognition of the certain items outlined below). Net income was $68.1 million, or $.47 per share, for the fourth quarter ended February 1, 2003, compared to net income of $54.0 million, or $.37 per share, last year. For the year ended February 1, 2003, the Company’s net income totaled $24.2 million, or $.17 per share, compared to net income of $0.3 million, or $.00 per share, last year.

During the fourth quarter of 2002, the Company recorded certain items totaling $16.3 million (net of taxes), or $.11 per share, primarily related to the consolidation of the Younkers home office into Carson Pirie Scott and impairment charges related to five underperforming stores. For the

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year ended February 1, 2003, the Company recorded certain items aggregating $66.2 million (net of taxes), or $.45 per share ($45.6 million, or $.31 per share, of the certain items related to the first quarter adoption of Financial Accounting Standard No. 142, “Goodwill and Other Intangible Assets”). In the prior year, certain items (net of taxes) totaled $18.3 million, or $.13 per share, for the fourth quarter, and $23.5 million, or $.17 per share, for the year.

Operating income before certain items by segment (in millions) was as follows:

	Quarter Ended		Year Ended
	Feb. 1, 2003	Feb. 2, 2002	Feb. 1, 2003	Feb. 2, 2002
SDSG	$118.2	$145.9	$197.2	$222.9
SFAE	53.1	10.6	101.5	(22.7)
Other	(7.4)	(9.0)	(32.5)	(31.7)

Total	$163.9	$147.5	$266.2	$168.5

Comments on 2002

R. Brad Martin, Chairman and Chief Executive Officer of Saks Incorporated, commented, “In the midst of a challenging environment, Saks substantially improved its operating performance in 2002 while executing to the key strategies of our businesses.”

In 2002, the Company:

•	Increased annual earnings (before certain items) by 278%, with year-over-year improvement posted in each quarter. The Company’s operating margin increased to 4.5% from 2.8% in 2001, and return on invested capital (“ROIC”) improved to 11.7% from 10.0% last year. This improvement was achieved while continuing to invest in key merchandising, marketing, and service strategies. The improvement in operating performance primarily related to a 170 basis point increase in the gross margin rate and a $45 million reduction in SG&A expenses.
•	Enhanced the competitive positioning of each business, delivering on SDSG’s promise to be “the best place to shop in your hometown,” and Saks Fifth Avenue’s mission of offering its customers “the most inviting luxury shopping experience.”
•	Continued to upgrade its real estate positioning. In 2002, capital spending totaled $140 million, approximately half of which was spent on four new stores, three replacement stores, and on renovating key stores in core markets. The Company also closed four unproductive units during the year.
•	Generated nearly $200 million of free cash flow from operations (before certain items). At year end, cash-on-hand totaled approximately $210 million, and the Company had zero borrowings outstanding under its $700 million revolving credit facility. Total debt at year end was $1.33 billion, down from $1.36 billion last year, and the Company’s debt-to-capitalization ratio was 37.0% compared to 37.5% last year.

Outlook for 2003

Martin noted, “We believe that we have laid the foundation at Saks for accelerating top line growth, improving operating margins, and increasing ROIC over time. However, current economic conditions and geopolitical risks create an environment of uncertainty making the forecasting of near-term operating results particularly difficult.”

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Based on prevailing trends and conditions, management believes that the following assumptions (before accounting for the pending Household transaction) are reasonable for 2003:

•	A decline in consolidated comparable store sales in the low-single digit range for the year at both SDSG and SFAE, with the trend improving in the second half.
•	Continued improvement in the gross margin rate driven by enhanced merchandise mix, inventory control, certain benefits related to the Younkers consolidation, and systems investments.
•	An increase in SG&A dollars year-over-year (attributable to issues such as rising health care benefit costs and property insurance premiums).
•	Capital spending for 2003 of approximately $200 million, which includes six new stores; several expansions, remodels, and renovations; information technology upgrades; and replacement capital.
•	Interest expense lower than 2002, resulting from reduced short-term financing rates and lower debt levels.
•	Depreciation and amortization increasing modestly over 2002 expense, primarily related to the capital investments made in 2002.
•	The adoption of Financial Accounting Standard No. 123 (related to employee stock option grants) on a prospective basis beginning in the first quarter of 2003, resulting in 2003 expense of approximately $0.01 per share.
•	An effective tax rate of approximately 36.5%, consistent with the 2002 rate.

Based on the assumptions above, management believes that 2003 earnings per share (before certain items) could grow by mid-single digits over 2002 EPS (before certain items).

The closing of the Household proprietary credit card transaction is expected to occur in the first quarter of 2003. The transaction is subject to approval from the Office of the Comptroller of the Currency, which is pending.

Forward-looking Information

The information contained in this press release that addresses future results or expectations is considered “forward-looking” information within the definition of the Federal securities laws. Forward-looking information in this document can be identified through the use of words such as “may,” “will,” “intend,” “plan,” “project,” “expect,” “anticipate,” “should,” “would,” “believe,” “estimate,” “contemplate,” “possible,” and “point.” The forward-looking information is premised on many factors, some of which are outlined below. Actual consolidated results might differ materially from projected forward-looking information if there are any material changes in management’s assumptions.

The forward-looking information and statements are based on a series of projections and estimates and involve risks and uncertainties. These risks and uncertainties include such factors as: the level of consumer spending for apparel and other merchandise carried by the Company and its ability to respond quickly to consumer trends; adequate and stable sources of merchandise; the competitive pricing environment within the department and specialty store industries as well as other retail channels; the effectiveness of planned advertising, marketing, and promotional campaigns; favorable customer response to increased relationship marketing efforts of proprietary credit card loyalty programs; appropriate inventory management; effective expense control; effective operation of the Company’s proprietary credit card operations; successful implementation of the Company’s proposed proprietary credit card strategic alliance with Household Bank (SB), N.A. and changes in interest rates. For additional information regarding these and other risk factors, please refer to Exhibit 99.1 to the Company’s Form 10-K for the fiscal year ended February 2, 2002 filed with the Securities and Exchange Commission (“SEC”), which may be accessed via EDGAR through the Internet at www.sec.gov.

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Management undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events, or otherwise. Persons are advised, however, to consult any further disclosures management makes on related subjects in its reports filed with the SEC and in its press releases.

Additional Company Information

Sales Detail

Total sales numbers below represent owned department sales and leased department commissions. Total sales (in millions) for the fourth quarter ended February 1, 2003 compared to last year’s fourth quarter ended February 2, 2002 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$1,160	$1,187	(2.3)%	(3.4)%
SFAE	682	725	(5.9)%	(4.1)%

Total	$1,842	$1,912	(3.7)%	(3.7)%

Total sales (in millions) for the year ended February 1, 2003 compared to the year ended February 2, 2002 were:

	This Year	Last Year	Total Increase (Decrease)	Comparable Increase (Decrease)
SDSG	$3,574	$3,622	(1.3)%	(1.6)%
SFAE	2,337	2,449	(4.6)%	(1.1)%

Total	$5,911	$6,071	(2.6)%	(1.4)%

Leased department commissions included in the total sales numbers above were as follows (sales in millions):

	Quarter Ended		Year Ended
	Feb. 1, 2003	Feb. 2, 2002	Feb. 1, 2003	Feb. 2, 2002
SDSG leased commissions	$8.1	$8.0	$20.1	$19.9
SFAE leased commissions	8.3	7.4	22.1	21.1

Total leased commissions	$16.4	$15.4	$42.2	$41.0

Store News

During the fourth quarter, the Company opened a new Younkers store in Lansing, Michigan, a new Off 5th store in Denver, Colorado, and a Saks Fifth Avenue replacement store in Las Vegas, Nevada. At year end, Saks operated 244 SDSG stores with 26.7 million square feet, 60 Saks Fifth Avenue stores with 6.3 million square feet, and 52 Off 5th units with 1.4 million square feet.

For 2003, the Company has announced plans for six new stores:

Nameplate	Location	Sq. Footage	Opening Date
Bergner’s	Peoria, IL	181,000 SF	April 2003
Younkers	Green Bay, WI	139,000 SF	August 2003
Younkers	Lansing, MI	96,000 SF	November 2003
Saks Fifth Avenue	Richmond, VA	84,000 SF	September 2003
Saks Fifth Avenue	Indianapolis, IN	121,000 SF	September 2003
Off 5th	St. Louis, MO	25,000 SF	November 2003

TOTAL		646,000 SF

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Inventories

Inventories at February 1, 2003 totaled $1.307 billion. Total inventories and comparable store inventories were approximately flat year-over-year, following a 10% comparable store inventory decline at the end of fiscal 2001.

Accounts Receivable

Gross accounts receivable at February 1, 2003 totaled $1.271 billion, a decrease of 3.4% from the prior year end. The decrease was primarily attributable to the comparable store sales decline and the closing and disposition of underproductive stores and SFA’s catalog business. Approximately 85% of the accounts receivable balances at year end were sold under the Company’s securitization programs.

Free Cash Flow from Operations

During 2002, the Company generated nearly $200 million of free cash flow from operations (before certain items), of which $24 million was used to repurchase senior notes, $7 million was used to repurchase 700,000 shares of common stock, and approximately $50 million was voluntarily contributed to the Company’s pension plans.

Financial Statement Reclassifications

In order to maintain consistency and comparability between periods presented, certain balance sheet amounts have been reclassified from the previously reported financial statements to conform to the financial statement presentation of the current period. These reclassifications have no effect on previously reported total assets, net income, shareholders’ equity, or cash flows.

During the fourth quarter of 2002, the Company adopted Statement of Financial Accounting Standard No. 145, which calls for the discontinuation of classifying gains and losses on the early extinguishment of debt as Extraordinary Items. The Company has restated previously issued income statements to include gains and losses on the early extinguishment of debt in income before extraordinary items. This reclassification had no effect on previously reported income before certain items or net income.

ROIC Calculation

Saks measures ROIC on a pre-tax basis (before certain items) as EBITDAR divided by [Fixed assets + goodwill + NWC + (8 x rents)].

Conference Call Information

Management has scheduled a conference call at 9:30 a.m. Eastern Time on Wednesday, March 5, 2003 to discuss fourth quarter and year-end results. To participate, please call (706) 643-1966 (10 minutes prior to the call). A replay of the call will be available for 48 hours following the live call. The dial-in number for the replay is (706) 645-9291 (conference ID number 7040614).

Interested parties also have the opportunity to listen to the conference call over the Internet by visiting the Investor Relations section of Saks Incorporated’s corporate website at

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http://www.saksincorporated.com/investor_relations.html. To listen to the live call, please go to the address listed at least 15 minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call, and a transcript will be posted on the Company’s web site within 24 to 48 hours.

To be placed on the Company’s e-mail notification list for press releases, SEC filings, certain analytical information, and/or upcoming events, please go to www.saksincorporated.com, click on “Investor Relations,” click on “e-mail Alerts,” and fill out the requested information.

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SAKS INCORPORATED

CONSOLIDATED BALANCE SHEETS

(Dollars In Thousands)

	(UNAUDITED)
	February 1, 2003	February 2, 2002
ASSETS
Current assets
Cash and cash equivalents	$209,568	$99,102
Retained interest in accounts receivable	267,062	239,420
Merchandise inventories	1,306,667	1,295,878
Other current assets	93,422	74,960
Deferred income taxes, net	41,806	60,569

Total current assets	1,918,525	1,769,929
Property and equipment, net	2,143,105	2,246,818
Goodwill and intangibles, net	316,430	363,528
Deferred income taxes, net	148,805	173,077
Other assets	52,491	42,169

TOTAL ASSETS	$4,579,356	$4,595,521

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Trade accounts payable	$273,989	$238,818
Accrued expenses and other current liabilities	515,922	542,899
Current portion of long-term debt	4,781	5,061

Total current liabilities	794,692	786,778
Long-term debt	1,327,381	1,356,580
Other long-term liabilities	190,011	180,726
Total shareholders’ equity	2,267,272	2,271,437

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,579,356	$4,595,521

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Three Months Ended
	February 1, 2003		February 2, 2002
Net sales	$1,841,521	100.0%	$1,911,959	100.0%
Cost of sales (includes buying & distribution)	1,186,631	64.4%	1,268,736	66.4%

Gross margin	654,890	35.6%	643,223	33.6%
Selling, general and administrative expenses	342,265	18.6%	362,210	18.9%
Other operating expenses:
Property and equipment rentals	53,295	2.9%	52,552	2.7%
Depreciation & other amortization	55,607	3.0%	57,616	3.0%
Taxes other than income taxes	39,229	2.1%	38,126	2.0%
Store pre-opening costs	875	0.0%	(40)	0.0%
Integration charges	7,676	0.4%	—	0.0%
Losses from long-lived assets	17,622	1.0%	14,017	0.7%

Operating income	138,321	7.5%	118,742	6.2%
Other income (expense):
Interest expense	(31,033)	-1.7%	(31,685)	-1.7%
Gain (loss) on extinguishment of debt	—	0.0%	(619)	0.0%
Other income (expense), net	(67)	0.0%	337	0.0%

Income before provision for income taxes	107,221	5.8%	86,775	4.5%
Provision for income taxes	39,107	2.1%	32,809	1.7%

Net income	$68,114	3.7%	$53,966	2.8%

Basic earnings per common share	$0.48		$0.38
Diluted earnings per common share:	$0.47		$0.37
Weighted average common shares:
Basic	142,839		142,087
Diluted	146,147		143,962

SAKS INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Dollars In Thousands, Except for Per Share Data)

	(UNAUDITED) Year Ended
	February 1, 2003		February 2, 2002
Net sales	$5,911,122	100.0%	$6,070,568	100.0%
Cost of sales (includes buying & distribution)	3,739,247	63.3%	3,960,129	65.2%

Gross margin	2,171,875	36.7%	2,110,439	34.8%
Selling, general and administrative expenses	1,331,137	22.5%	1,389,287	22.9%
Other operating expenses:
Property and equipment rentals	203,636	3.4%	200,932	3.3%
Depreciation & other amortization	216,022	3.7%	219,773	3.6%
Taxes other than income taxes	153,834	2.6%	156,788	2.6%
Store pre-opening costs	4,619	0.1%	5,130	0.1%
Integration charges	9,981	0.2%	1,539	0.0%
Losses from long-lived assets	19,547	0.3%	32,621	0.5%

Operating income	233,099	3.9%	104,369	1.7%
Other income (expense):
Interest expense	(124,052)	-2.1%	(131,039)	-2.2%
Gain on extinguishment of debt	709	0.0%	26,110	0.4%
Other income (expense), net	229	0.0%	1,083	0.0%

Income before provision for income taxes and cumulative effect of accounting change	109,985	1.9%	523	0.0%
Provision for income taxes	40,148	0.7%	201	0.0%

Income before cumulative effect of accounting change	69,837	1.2%	322	0.0%
Cumulative effect of a change in accounting principle, net of taxes	(45,593)	-0.8%	—	0.0%

Net income	$24,244	0.4%	$322	0.0%

Basic earnings per common share:
Before cumulative effect of accounting change	$0.49		$0.00
After cumulative effect of accounting change	$0.17		$0.00
Diluted earnings per common share:
Before cumulative effect of accounting change	$0.48		$0.00
After cumulative effect of accounting change	$0.17		$0.00
Weighted average common shares:
Basic	142,750		141,988
Diluted	146,707		144,498

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Three Months Ended
	February 1, 2003	February 2, 2002
Net Sales:
Saks Department Stores Group	$1,159,488	$1,187,099
Saks Fifth Avenue Enterprises	682,033	724,860

	$1,841,521	$1,911,959
Operating Income, before certain items:
Saks Department Stores Group	$118,191	$145,922
Saks Fifth Avenue Enterprises	53,135	10,653
Other	(7,416)	(9,033)

	$163,910	$147,542
Depreciation and Amortization:
Saks Department Stores Group	$28,433	$30,571
Saks Fifth Avenue Enterprises	25,151	25,864
Other	2,023	1,181

	$55,607	$57,616
Total Assets:
Saks Department Stores Group	$2,195,498	$2,202,762
Saks Fifth Avenue Enterprises	1,770,820	1,852,648
Other	613,038	540,111

	$4,579,356	$4,595,521

SAKS INCORPORATED

SEGMENT INFORMATION

(Dollars In Thousands)

	(UNAUDITED) Year Ended
	February 1, 2003	February 2, 2002
Net Sales:
Saks Department Stores Group	$3,574,080	$3,621,819
Saks Fifth Avenue Enterprises	2,337,042	2,448,749

	$5,911,122	$6,070,568
Operating Income, before certain items:
Saks Department Stores Group	$197,227	$222,910
Saks Fifth Avenue Enterprises	101,466	(22,744)
Other	(32,483)	(31,691)

	$266,210	$168,475
Depreciation and Amortization:
Saks Department Stores Group	$113,247	$117,919
Saks Fifth Avenue Enterprises	98,684	99,196
Other	4,091	2,658

	$216,022	$219,773
Total Assets:
Saks Department Stores Group	$2,195,498	$2,202,762
Saks Fifth Avenue Enterprises	1,770,820	1,852,648
Other	613,038	540,111

	$4,579,356	$4,595,521